                                                                    EXHIBIT 99.h

                        INVESTMENT SUBADVISORY AGREEMENT


         INVESTMENT SUBADVISORY AGREEMENT, dated as of April 1, 1999, by and among GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation having its principal place of business in Boston, Massachusetts (the "Adviser"), WINSLOW MANAGEMENT COMPANY, a separate operating division of Adams, Harkness & Hill, Inc., a Massachusetts corporation, (the "Subadviser"), and GREEN CENTURY FUNDS, a Massachusetts business trust (the "Trust") on behalf of Green Century Balanced Fund.

         WHEREAS, the Adviser has been organized to operate as an investment adviser registered under the Investment Advisers Act of 1940 and has been retained by the Trust to provide investment advisory services to the Trust, an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the shares of beneficial interest (par value $0.01 per share) of the Trust are divided into two separate series, Green Century Balanced Fund (the "Balanced Fund") and Green Century Equity Fund (the "Equity Fund"); and

         WHEREAS, the Adviser desires to retain the Subadviser to furnish it with portfolio management services in connection with the Adviser's investment advisory activities on behalf of the Balanced Fund (the "Fund"), and the Subadviser is willing to furnish such services to the Adviser and the Trust;

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

         1. Employment of the Subadviser. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Adviser, attached hereto as Exhibit A (the "Advisory Agreement"), the Adviser hereby appoints the Subadviser to perform the portfolio management services described herein for the investment and the reinvestment of the assets of the Fund, subject to the control and direction of the Adviser and the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Subadviser accepts such employment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

         2. Obligations of and Services to be Provided by the Subadviser.


         (a) The Subadviser undertakes to provide the following services and to assume the following obligations with respect to the
                  Fund:

                  (1) The Subadviser, subject to and in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's Registration Statement(s) under the Securities Act of 1933 (the "1933 Act"), as it may be amended from time to time and as adopted by the Trust's Board of Trustees from time to time and the overall supervision of the Trust's Board of Trustees and the Adviser, shall maintain a continuing investment program for the Fund, including investment research and management with respect to the investment and reinvestment of the assets of the Fund, and shall take such steps as may be reasonably necessary to implement the same. The Subadviser shall make all trades for the Fund, engage in other actions as related to the Fund, and maintain the portfolio of the Fund at all times in compliance with the 1933 Act, the 1940 Act, and all applicable laws and regulations. The Subadviser shall apply the environmental and other screening criteria developed by the Adviser and the Trust and communicated to the Subadviser in writing in accordance with the investment research of the Subadviser with respect to such criteria.

                  (2) In connection with the purchase and sale of portfolio investments of the Fund, the Subadviser shall arrange for the transmission to the Adviser and the Trust's portfolio accountant, on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Adviser to perform its advisory and administrative responsibilities. The Subadviser shall render such reports to the Adviser, any subadministrator and/or to the Trust's Board of Trustees concerning compliance, the investment activities and portfolio composition of the Fund, in such forms and at such intervals, as the Adviser or the Trust's Board of Trustees may from time to time reasonably require.

                  (3) The Subadviser shall have the authority and discretion to select brokers and dealers to execute the Fund's portfolio transactions and for the selection of the markets on or in which the transaction will be executed. In connection with the placement of orders for the execution of portfolio transactions, and subject to the direction and supervision of the Adviser and the Trust's Board of Trustees, the Subadviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (the "SEC"), the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Subadviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

                  (4) The Subadviser shall not have any responsibility for determining the manner in which voting rights shall be exercised.

                  (5) All transactions will be consummated by payment to or delivery by the Custodian for the Fund or such depositories or agents as may be designated by the Custodian of all cash and/or securities due to or from the Fund, and the Subadviser shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Subadviser shall advise the Trust's custodian (the "Custodian"), the Trust's portfolio accounting agent and the Adviser daily of all investments placed by it with broker/dealers pursuant to procedures agreed upon by the Subadviser and the Adviser. The Adviser and the Trust shall issue to the Custodian such instructions, and hereby authorize the Subadviser to issue to the Custodian such instructions, as may be appropriate in connection with the settlement of transactions initiated by the Subadviser.

         3. Expenses. During the terms of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement.

         4. Compensation. (a) The Adviser agrees to pay the Subadviser as full compensation for the services to be rendered and expenses to be borne by the Subadviser a fee equal on an annual basis to 0.40% of the value of the average daily net assets of the Fund (the "Base Fee"). Such fee shall be accrued daily and payable at the end of each quarter, and subject to the adjustment specified in paragraph (b) immediately below.

         (b) For each calendar quarter, the Base Fee shall be adjusted as follows: (i) if the Fund's total return (calculated in accordance with Rule 482 promulgated under the Securities Act of 1933, as amended) for the immediately prior twelve month period ("Fund Total Return") is greater than the total return of the Lipper Directors' Analytical Data Balanced Fund Average (the "Index Total Return") plus 1%, then the Base Fee for such quarter shall be increased by an amount which is the product of .025% multiplied by the average daily net assets for such year, (ii) if the Fund Total Return exceeds the Index Total Return plus 2%, then the Base Fee for such quarter shall be increased by an amount which is the product of .05% multiplied by the average daily net assets for such year,
(iii) if the Fund Total Return is less than the Index Total Return minus 1%, then the Base Fee for such quarter shall be decreased by an amount which is the product of .025% multiplied by the average daily net assets for such year, or
(iv) if the Fund Total Return is less than the Index Total Return minus 2%, then the Base Fee for such quarter shall be reduced by an amount which is the product of .05% multiplied by the average daily net assets for such year. In the event the Lipper Directors' Analytical Data Balanced Fund Average ceases to become available or the Trustees determine such Average is no longer a reasonable performance benchmark, the Trustees may substitute another performance benchmark.

         The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of the close of regular trading on the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) on each day on which the net asset value of the Trust is determined consistent with the provisions of Rule 22c-1 under the 1940 Act. The value of the net assets of the Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the Fund's then current prospectus and statement of additional information. If the determination of net asset value does not take place for any particular day, then for the purposes of this section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time), or as of such other time as the value of the net assets of the Fund's portfolio may be lawfully determined on that day. If the Trust determines the value of the net assets of the Fund more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 4.

         5. Renewal and Termination. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated as hereinafter provided, for a period of one year from the date hereof and indefinitely thereafter if its continuance after such one-year period shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by vote of a majority of the Trust's Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to the Agreement or interested persons of the parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, with respect to the Fund, without payment of any penalty, (i) by the Trust's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days' prior written notice to the Adviser and Subadviser, (ii) by the

Adviser upon 60 days' prior written notice to the Trust and the Subadviser, or
(iii) by the Subadviser upon 180 days' prior written notice to the Trust and the Adviser. This Agreement will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Adviser or in the event of its assignment. The terms "interested person" and "majority of the voting securities" shall have the meanings set forth for such terms in the 1940 Act.

         6. Standard of Care. The Subadviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Subadviser nor its officers, directors, employees or agents shall be subject to any liability for any act or omission, error of judgment or mistake of law or for any loss suffered by the Trust, the Fund or the Adviser in the course of, connected with, or arising out of any services to be rendered hereunder or for any losses that may be sustained in the purchase, holding or sale of any security except by reason of willful misfeasance, bad faith or gross negligence on the part of the Subadviser in the performance of its duties or by reason of reckless disregard on the part of the Subadviser of its obligations and duties under this Agreement.

         7. Use of Names. The Trustees of the Trust and the Subadviser acknowledge that, in consideration of the Adviser's assumption of organization expenses of the Trust and of the Fund, the Adviser has reserved for itself the right to the names "Green Century Funds", "Green Century Balanced Fund", and "Green Century Equity Fund" (or any similar names) and that use by the Trust of such names shall continue only with the continuing consent of the Adviser, which consent may be withdrawn at any time, effective immediately, upon written notice thereof to the Trust.

         8. Assignment, Amendment of this Agreement. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by any party hereto, except as permitted under the 1940 Act. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective, with respect to the Fund, until approved by vote of the holders of a majority of the outstanding voting securities of the Fund, if such shareholder approval is required by SEC regulation.

         9. Severability. If any provision of this Agreement shall be held or made invalid by a decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         10. Miscellaneous. Each party agrees to perform such further acts and to execute further documents as are necessary to effectuate the acts and execute such purposes hereof. The Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. Pursuant to the Trust's Declaration of Trust, dated as of July 1, 1991, the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.


                                        GREEN CENTURY CAPITAL MANAGEMENT, INC.


                                        BY /s/ Kristina Curtis
                                           Kristina Curtis
                                           Treasurer


                                        WINSLOW MANAGEMENT COMPANY, A SEPARATE
                                        OPERATING DIVISION OF ADAMS, HARKNESS &
                                        HILL, INC.


                                        BY /s/ Jackson W. Robinson
                                           Jackson W. Robinson
                                           President


                                        GREEN CENTURY FUNDS


                                        BY /s/ Douglas M. Husid
                                           Douglas M. Husid
                                           President